NEWS RELEASE
To:	Daily Papers, Trade PressFor: Immediate	Company Contacts:
	Financial and Security Analysts Release	Financial:	John Carrara	713-624-9548
		Media:	James Bartlett	713-624-9354
	Burlington Resources Web site: www.br-inc.com			BR0516

BURLINGTON RESOURCES ANNOUNCES
VICE PRESIDENT AND CONTROLLER

Houston, Texas, June 1, 2005 — Burlington Resources Inc. (NYSE: BR) today announced that Dane E. Whitehead will be appointed vice president and controller of the company, subject to final approval by Burlington’s board of directors at its next meeting. He will report to Joseph P. McCoy, senior vice president and chief financial officer, and will assume his new position on Aug. 1, 2005.

Whitehead has served for three years as senior vice president and chief financial officer of Burlington Resources Canada Ltd. He previously served as vice president, Internal Audit, and in a variety of other strategic planning and audit assignments for the company. He joined Burlington in 1993, after beginning his career in 1984 with Coopers & Lybrand. Whitehead received a bachelor’s degree in accounting from the University of Washington, and is a certified public accountant.

Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.